Exhibit 99

Hyster-yale materials handing Delivering tailored solutions through a portfolio of exceptional brandsTransforming the way the world moves materials from Port to Home2021 ANNUAL REPORT Yale people, products, productivity. Bolzoni auramo meyer nuvera maximal sumito,o nacco forklift

Our brands solve the toughest global materials handling challenges Lift Trucks & Robotics for demanding industrial applications Innovative Lift Truck and Robotic Technologies for warehouses Market-Leading Attachments Cost-E_ective Lift Trucks High-Quality Lift Trucks for standard applications Fuel Cell Electri_cation for mobile equipment Our Mission: Transforming the way the world moves materials from Port to Home CONTENTS Selected Financial and Operating Data.1 Letter to Stockholders.2 Form 10-K .7 Directors and Officers.92 Corporate Information.Back Cover Yale people, products, productivity. Bolzoni auramo meyer nuvera maximal sumito,o nacco forklift

2021 ANNUAL REPORT

Selected Financial & Operating Data

	Year Ended December 31				
	2021[1]	2020	2019	2018	2017[2]
	(In millions, except per share and employee data)				
Operating Statement Data:					
Revenues	**$ 3,075.7**	$ 2,812.1	$ 3,291.8	$ 3,179.1	$ 2,885.2
Operating profit (loss)	**$ (152.3)**	$ 49.9	$ 53.9	$ 38.8	$ 74.1
Net income (loss)	**$ (183.2)**	$ 38.5	$ 36.6	$ 34.3	$ 48.9
Net (income) loss attributable to noncontrolling interest	**10.2**	(1.4)	(0.8)	0.4	(0.3)
Net income (loss) attributable to stockholders	**$ (173.0)**	$ 37.1	$ 35.8	$ 34.7	$ 48.6
Basic earnings (loss) per share attributable to stockholders	**$ (10.29)**	$ 2.21	$ 2.15	$ 2.10	$ 2.95
Diluted earnings (loss) per share attributable to stockholders	**$ (10.29)**	$ 2.21	$ 2.14	$ 2.09	$ 2.94
Balance Sheet Data at December 31:					
Cash	**$ 65.5**	$ 151.4	$ 64.6	$ 83.7	$ 220.1
Total assets	**$ 1,970.1**	$ 1,859.5	$ 1,847.2	$ 1,742.1	$ 1,647.9
Long-term debt	**$ 261.7**	$ 206.1	$ 204.7	$ 210.1	$ 216.2
Stockholders' equity	**$ 357.1**	$ 616.9	$ 544.3	$ 527.4	$ 565.5
Cash Flow Data:					
Provided by (used for) operating activities	**$ (253.5)**	$ 166.9	$ 76.7	$ 67.6	$ 164.7
Used for investing activities	**$ (24.5)**	$ (43.7)	$ (42.0)	$ (110.9)	$ (47.3)
Cash flow before financing activities[3]	**$ (278.0)**	$ 123.2	$ 34.7	$ (43.3)	$ 117.4
Provided by (used for) financing activities	**$ 193.6**	$ (40.6)	$ (51.6)	$ (87.6)	$ 53.1
Per Share Data:					
Cash dividends	**$ 1.2875**	$ 1.2700	$ 1.2625	$ 1.2325	$ 1.2025
Market value at December 31	**$ 41.10**	$ 59.55	$ 58.96	$ 61.96	$ 85.16
Stockholders' equity at December 31	**$ 21.22**	$ 36.71	$ 32.66	$ 31.85	$ 34.35
Actual shares outstanding at December 31	**16.827**	16.805	16.667	16.561	16.462
Basic weighted average shares outstanding	**16.818**	16.775	16.645	16.540	16.447
Diluted weighted average shares outstanding	**16.818**	16.799	16.726	16.602	16.514
Total employees at December 31[4]	**8,100**	7,600	7,900	7,700	6,800

(1) During 2021, Hyster-Yale recognized $26.1 million of non-cash adjustments to inventory and property, plant and equipment at Nuvera, a non-cash goodwill impairment charge of $55.6 million, which includes $11.7 million for the noncontrolling interest share and resulted in a $43.9 million impact on the net loss, and a $58.6 million non-cash charge for additional valuation allowances primarily on certain U.S. and U.K. deferred tax assets.

(2) During 2017, Hyster-Yale recognized $19.8 million of equity income from its financing joint venture and $38.2 million of income tax expense as a result of the new U.S. tax reform legislation enacted in December 2017.

(3) Cash flow before financing activities is equal to net cash provided by (used for) operating activities less net cash used for investing activities.

(4) Excludes temporary employees.

1

HYSTER-YALE MATERIALS HANDLING To Our Stockholders As 2021 began, the global economy appeared to be recovering from the COVID-19 pandemic lockdowns. The global lift truck market, which had increased to well over pre-pandemic levels by the fourth quarter of 2020, was expected to, and did continue to, grow in 2021. Throughout 2021, particularly the first half, the global lift truck markets surged much faster than expected, which resulted in a 41.7% increase in the 2021 global lift truck market compared with 2020. Early in the year, the sustainability of the 2021 growth rates was unclear. As a result, Hyster-Yale Materials Handling took a conservative view and kept production levels at a reduced rate for the first two quarters. While this significant market growth in association with enhanced market share helped to increase the Company’s bookings and backlog to historically high levels, the increased demand, which moderated noticeably only in the 2021 fourth quarter, led to operational challenges which increased as the year progressed. In particular, the Company’s ability to produce trucks to keep up with the surging demand became challenging as obtaining the components necessary to build trucks and ramp up production rates became increasingly difficult, and material and freight costs for the primarily fixed-price backlog increased very significantly. Throughout 2021 the Company’s ability to ship product was constrained substantially by parts shortages and supply chain disruptions. These shortages, which only modestly improved in the 2021 fourth quarter, arose as the global supply chain system struggled to ramp up its production, and were exacerbated by continuing pandemic-related supplier labor shortages, lack of shipping container availability from Asia, congestion at U.S. ports and a shortage of trucks available to move goods once they were received at U.S. ports. The Company put very significant effort into securing components by working closely with suppliers and using different shipping methods and alternate vendors. However, the limited availability of alternative shipping methods and the build-to-order, highly configured nature of the Company’s trucks meant that alternative vendors which could provide the necessary components were very limited, with the result that counteracting these constraints successfully has been very difficult. Despite parts shortages and supply chain disruptions, the high backlog, as well as strong shipments in December 2021, led to an 11% increase in shipments over the pandemic-affected 2020 low shipment levels. This increase in shipments generated a 9.4% improvement in revenues to $3.1 billion in 2021. However, shipments were much lower than anticipated with the most significant impact felt in the Company’s Americas Lift Truck division where the logistics and supply chain component availability challenges were greatest. In last year’s annual report, we indicated that supply chain constraints and inflation were likely to present substantial margin challenges to the Company in 2021 because of their impact on margins in the largely fixed-price backlog. The impact of these challenges was greater than expected. The Company raised prices several times in 2021 to counteract the high material and freight costs, but these added costs could not be recovered adequately given their timing in relation to the largely fixed-price backlog. In the context of these factors, the Company reported a net loss(1) of $173.0 million for 2021. The net loss includes an increase in material and freight costs of $113.9 million over 2020, a non-cash goodwill impairment charge of $43.9 million, net of a non-controlling interest share, $26.1 million of non-cash adjustments to inventory and property, plant and equipment at Nuvera, and a $58.6 million non-cash charge for additional valuation allowances primarily on certain U.S. and U.K. deferred tax assets. Each of these three non-cash charges were recognized in 2021 due to the effect of the continued supply chain disruptions and significant material and logistics costs on the Company’s nearer-term financial forecasts, as well as the delayed expected timing of Nuvera bookings. Alfred M. Rankin, Jr. Rajiv K. Prasad (1) For purposes of this annual report, discussions about net loss refer to net loss attributable to stockholders. 2

These factors have also caused the Company’s inventory balances to increase significantly. Working capital, specifically inventory, began to build in preparation for a planned ramp-up of production volume in the second half of 2021. However, the planned production levels were not achieved due to component shortages. As a result, the Company is now focused on managing down its inventory levels. The Company’s updated plans include substantially reducing inventory by using currently on-hand inventory to build trucks for which production has been significantly delayed, while also delaying inbound inventory receipts to include only those components needed for immediate production. The Company is also managing 2022 capital expenditures, operating expenses and its production plans in a manner designed to enhance liquidity. The Company has implemented a program of strict controls over operating expenses to reduce cash outflow, including delays in the timing of strategic program investments. While the Company plans, over time, to make these capital expenditures and investments in the business, maintaining liquidity is and will continue to be a priority in 2022. Core Strategic Initiatives Despite the 2021 challenges, and results that are well below target objectives, the Company remains committed to its target of achieving an operating profit margin of 7% and return on total capital employed (“ROTCE”) of 20% in the Lift Truck business, a 7% operating profit margin at Bolzoni, and increased revenues and movement toward breakeven at Nuvera. The Company expects to make significant progress toward these targets in both 2022 and 2023. To move toward achievement of its financial targets, the Company has continued to execute its long-term strategy, albeit with some delays, by making progress on its core strategic initiatives. The Company’s objective is to transform the way the world moves materials from Port to Home by being a leading, globally integrated designer, manufacturer and marketer of a complete range of lift truck solutions offering the lowest cost of ownership and the best overall value by leveraging its high quality, application-tailored lift trucks, attachments and power solutions. The Company is focused on providing a wide range of transformative, high-value solutions aimed at helping customers solve the toughest challenges in their materials handling applications. The Company – which has three highly interrelated, but independently managed, businesses – has five key strategic initiatives that interact to create a unique and sustainable competitive advantage. While these strategic initiatives are the foundation for driving the Company’s economic engine and are expected to have a collective transformational impact on the Company’s competitiveness, market position and economic performance as it emerges from the current period of mismatch of costs and prices, the projects undertaken to execute those initiatives will determine the ability and timing of Hyster-Yale achieving their full potential impact on its margins. The Lift Truck business is focusing on three core strategies. The first is to provide the lowest cost of ownership while enhancing customer productivity. The primary focus of this strategic initiative is the new modular and scalable product projects, which are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers, including low-intensity applications. Additional to this are key projects geared toward electrification of trucks for applications now dominated by internal combustion engine trucks, automation product 2021 ANNUAL REPORT The Company expects to make significant progress toward its financial targets as 2022 proceeds and in 2023 3 options and providing telemetry and operator assist systems. The second core strategy is to be the leader in the delivery of industry- and customer-focused solutions, with a primary focus on transforming the Company’s sales methods by using an industry-focused approach to meet its customers’ needs. The third core strategy is to be the leader in independent distribution, with a main focus on dealer and major account coverage, dealer excellence and ensuring outstanding dealer ownership globally. Bolzoni continues to focus on implementing its strategic “One Company - 3 Brands” organization approach to help streamline and focus corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is working to increase its Americas business by strengthening its ability to serve key attachment industries and customers in the North America market through the introduction of a broader range of locally produced attachments with shorter lead times, while continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant. Bolzoni is also increasing its sales, marketing and product support capabilities in North America and Europe based on an industry-specific approach, with an immediate focus on the paper, beverage, appliance, third-party logistics and automotive industries. Nuvera continues to focus on applying its 45kW and 60kW engines, which were both released for sale late in 2020, in niche, heavy-duty vehicle applications with expected strong near-term fuel cell adoption potential. As a result of these releases, Nuvera accelerated its 45kW and 60kW engine commercialization operations for the global market in 2021. In 2022, Nuvera will continue to focus on ramping up demonstrations, quotes and bookings of these products. In addition, Nuvera has initiated development of a new 125kW engine and continues to focus on applications in the forklift truck market. Collectively, these initiatives ultimately are expected to increase market share and generate profitable growth at the Lift Truck business and Bolzoni by increasing volumes and enhancing gross margins and operating margins on a sustained basis, while also gaining substantial bookings and shipments at Nuvera. Looking Forward Looking forward, in 2022, the global lift truck market is still anticipated to be higher than pre-pandemic levels, but it is expected to recede from the historical highs of 2021. As a result, the Lift Truck business is expecting a substantial decrease in bookings from the record levels seen in 2021. However, full-year shipments are expected to increase significantly in 2022 over 2021 given the robust backlog at the Lift Truck business and actions being put in place to mitigate the impact of supply chain constraints and shortages, which are anticipated to begin to moderate in the first half of the year but continue into the beginning of the third quarter. Significant material cost inflation and higher freight costs, as well as the non-renewal of tariff exclusions, are expected to continue to keep the cost of components and freight high in 2022, as the Company expects inflation rates to continue, but at a lower rate of change. While more moderate cost increases are expected in 2022, there are some signs that suggest costs have peaked. As a result of these factors, managing margins on new orders is a high priority. The price increases implemented in 2021 and early in 2022 are expected to help improve margins, but many of the orders in the backlog slotted for production in the first nine months of 2022 do not reflect the full effect of all these price increases. However, new bookings are being made at close to target margins based on expected future costs at the time of production. As a result, the Lift Truck business expects margins to remain very low early in 2022 and then increase over the successive quarters, with much stronger margins in the fourth quarter when the higher-margin, already-booked trucks, and trucks still to be booked, are expected to be produced and shipped. Hyster-Yale’s strategic initiatives are expected to increase market share and generate profitable growth 4

As a result of its core strategies, the increased shipment volume potential of the current backlog and expected bookings in 2022, and enhanced prices, the Lift Truck business expects to move from significant operating losses in the first quarter of 2022 to substantial operating profit and net income in the fourth quarter, with the improvements in the second half of the year expected to more than offset the losses in the first half of 2022. Bolzoni expects to follow a similar path, but with moderate operating profit in the first quarter followed by improving operating profit in the remaining quarters of the year, resulting in sizeable operating profit and net income for 2022. Excluding the impact of the 2021 non-cash charges, Nuvera expects moderately reduced losses in 2022 as a result of enhanced fuel cell shipments. Given the continued extensive component shortages due to supply chain constraints and significant material and freight cost inflation, as well as continued losses at Nuvera, on a consolidated basis, the Company expects a large net loss in the first quarter, a substantially reduced net loss in the second quarter, approximately breakeven results in the third quarter and substantial net income in the fourth quarter of 2022. However, the fourth-quarter net income is not expected to fully offset the losses generated in the first nine months. Throughout 2022, we will be focused on managing effectively in a challenging and dynamic environment, and we will continue to execute our mid-term and long-term strategies. Our strategy for the longer term is clear and transformative. Our key projects, as well as the explicit objectives for the Lift Truck, Bolzoni and Nuvera businesses, support this long-term strategy. Further, our end markets are strong, we have a record lift truck backlog and a strong current booking environment, and we are working diligently to manage our supply chain headwinds. We are also continuing to invest in innovative products to meet increased customer demand. As we bring costs, prices and production volumes in line quarter-by-quarter over 2022 at the Lift Truck and Bolzoni businesses, we expect operating profit on a consolidated basis to be strong in the 2022 fourth quarter and in 2023 despite continuing supply chain challenges. Further, bookings momentum for Nuvera’s 45kW and 60kW engines is expected to develop in 2022 and increase in 2023 due to improving adoption rates for key fuel cell market segments. While it focuses on strategic projects and financial results, the Company also continues to embrace corporate responsibility. Hyster-Yale believes the long-term best interests of its stockholders are best served by embracing economic, social, environmental and health and safety objectives throughout its organization for the benefit not only of its stockholders but also of its customers and the communities in which it operates. The Company has established specific cost-effective corporate projects through its 2026 Vision program that will reduce its impact on the environment and conserve natural resources. All of this is being carried out in the context of its leadership in electric forklift and especially fuel cell products, which have the potential for zero emissions. Hyster-Yale’s Corporate Responsibility report is available on the Company’s website (hyster-yale.com) and describes the Company’s commitment to promote a responsible culture throughout the business and its product value chain as it moves toward its 2026 Vision. The overarching objective of all of Hyster-Yale’s strategic programs is to create long-term stockholder value in all of the business units. We are optimistic about the Company’s future. As a result of its strategic initiatives and the expected improvements in results as 2022 progresses and in 2023, we believe Hyster-Yale offers a compelling investment opportunity. However, traditional valuation metrics which view the Company as a single business can be misleading. We believe the Company’s valuation is better thought of as the sum 2021 ANNUAL REPORT The overarching objective of all the strategic programs is to create long-term stockholder value 5 of separate value analyses for each of its businesses. The Lift Truck business and Bolzoni are mature businesses focused on creating long-term value by increasing unit volume and market share through the execution of core strategic initiatives. Nuvera, on the other hand, is a new technology business focused on commercializing and selling products that are complementary and additive to the Lift Truck business and have other industry product applications as well. As a result, given the current stage of development of the market for fuel cell products, we believe this business should be valued independently as a venture business in the context of very significant long-term market growth. We believe an enhanced market multiple valuation could be reasonable over time for our mature businesses and that Nuvera has significant value now, with the opportunity for enhanced value ahead of it. In closing, navigating through the challenges of 2021 required hard work among our global team. We have an outstanding group of employees, which includes very capable leaders, who have worked diligently to manage production and supply chain disruptions as well as cost increases and have kept the Company moving forward constructively on its strategic programs throughout this period. We are still grappling with external headwinds but given the strength and resilience of our global team, we have great confidence in the Company’s ability to deliver strong sales and earnings performance by the end of 2022 and achieve our financial objectives in the years ahead. This year, in particular, we would like to thank our employees for their shared sacrifices, resiliency, passion and commitment to dealing with these challenges. Their hard work and disciplined execution during this difficult period have enabled, and we expect will continue to enable, our Company to continue to support our dealers and customers successfully. We would also like to take this opportunity to thank our customers, dealers, suppliers, lenders and Hyster-Yale stockholders for their continued support during this turbulent and difficult period. After the unprecedented 2020 year, we did not expect that 2021 would prove to be an even greater challenge. Our 2021 results are disappointing. However, we believe we are effectively navigating our way through this dynamic environment and are now on an upward trajectory to deliver positive progress in 2022 and move to significant profitability in the fourth quarter and in 2023. Without this support, navigating this challenging period would have been far more difficult. We look forward to an improving 2022 and to building an even better longer-term future based on the hard lessons learned from this turbulent year. HYSTER-YALE MATERIALS HANDLING We believe we are effectively navigating our way through this dynamic environment and are now on an upward trajectory Alfred M. Rankin, Jr. Chairman and Chief Executive Officer, Hyster-Yale Materials Handling, Inc. and Chairman, Hyster-Yale Group, Inc. Rajiv K. Prasad President, Hyster-Yale Materials Handling, Inc. President and Chief Executive Officer, Hyster-Yale Group, Inc. This annual report to stockholders contains forward-looking statements. For a discussion of the factors that may cause the Company’s actual results to differ from these forward-looking statements, please see page 29 in the attached Form 10-K. 6

HYSTER-YALE MATERIALS HANDLING Directors & Officers Directors & Officers of Hyster-Yale Materials Handling, Inc.
Directors: James B. Bemowski Retired Vice Chairman of Doosan Group J.C. Butler, Jr. President and Chief Executive Officer, NACCO Industries, Inc. and The North American Coal Corporation Carolyn Corvi Retired Vice President and General Manager –Airplane Programs of The Boeing Company Edward. T. Eliopoulos Retired Partner, Ernst & Young, LLP John P. Jumper Retired Chief of Staff, United States Air Force Dennis W. LaBarre Retired Partner, Jones Day H. Vincent Poor Michael Henry Strater University Professor of Electrical Engineering at Princeton University Alfred M. Rankin, Jr. Chairman and Chief Executive Officer of Hyster-Yale Materials Handling, Inc. Chairman of Hyster-Yale Group, Inc. Non-Executive Chairman of NACCO Industries, Inc. and The North American Coal Corporation Non-Executive Chairman of Hamilton Beach Brands Holding Company Claiborne R. Rankin Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC Britton T. Taplin Self-employed (personal investments) David B.H. Williams President and Partner, Williams, Bax & Saltzman, P.C. Eugene Wong Professor Emeritus of the University of California at Berkeley Officers: Alfred M. Rankin, Jr. Chairman and Chief Executive Officer Rajiv K. Prasad President Gregory J. Breier Vice President, Tax Brian K. Frentzko Vice President, Treasurer Jennifer M. Langer Vice President, Controller and Chief Accounting Officer Anthony J. Salgado Chief Operating Officer, Hyster-Yale Group, Inc. Kenneth C. Schilling Senior Vice President and Chief Financial Officer Suzanne S. Taylor Senior Vice President, General Counsel and Secretary Executives and Officers of Hyster-Yale Group, Inc. and its Subsidiary Companies Alfred M. Rankin, Jr. Chairman Rajiv K. Prasad President and Chief Executive Officer Gregory J. Breier Vice President, Tax Brian K. Frentzko Vice President, Treasurer Patrice G. Groisiller Vice President, Product Platforms Tracy S. Hixson Vice President, Global Supply Chain Stephen J. Karas Senior Vice President, President APIC Jennifer M. Langer Vice President, Controller David M. LeBlanc President, Global Technology Solutions Division Stewart D. Murdoch Senior Vice President and Managing Director, Europe, Middle East and Africa Charles F. Pascarelli Senior Vice President, President, Americas Lucien M.J. Robroek Chief Executive Officer of Nuvera Fuel Cells, LLC Anthony J. Salgado Chief Operating Officer Patric Schroeter Vice President Finance, APIC Roberto Scotti President and Chief Executive Officer of Bolzoni S.p.A. Gopichand Somayajula Senior Vice President, Global Product Development Jon C. Taylor Vice President, Chief Financial Officer Suzanne S. Taylor Senior Vice President, General Counsel and Secretary Mark H. Trivett Vice President Finance, Europe, Middle East and Africa Raymond C. Ulmer Vice President Finance, Americas

2021 ANNUAL REPORT Corporate Information Annual Meeting The Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. will be held on May 10, 2022, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale’s website (hyster-yale.com) or by request to Investor Relations Investor Relations Contact Investor questions may be addressed to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 449-9589 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Overnight Correspondence: Computershare 462 South 4th St., Suite 1600 Louisville, KY 40202 (877) 373-6374 (U.S., Canada and Puerto Rico) (781) 575-2879 (International) Legal Counsel Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Independent Registered Public Accounting Firm Ernst & Young LLP 950 Main Avenue, Suite 1800 Cleveland, Ohio 44113 Stock Exchange Listing The New York Stock Exchange Symbol: HY Hyster-Yale Materials Handling, Inc. Website Additional information on Hyster-Yale Materials Handling may be found at the corporate website, hyster-yale.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties. Brand Websites: Hyster Global: hyster.com Yale Global: yale.com Nuvera Fuel Cells: nuvera.com Bolzoni: bolzonigroup.com Hyster-Yale Maximal: maxforklift.com

5875 Landerbrook Drive, Suite 300 | Cleveland, Ohio 44124 | hyster-yale.com An Equal Opportunity Employer hyster-yale materials handling